                                                                   Exhibit 12.1



                    Computation of Earnings to Fixed Charges
                                 CSX Corporation
                       Ratio of Earnings to Fixed Charges
                             (Millions of Dollars)





                                                                           FOR THE FISCAL YEARS ENDED
                                                    -------------------------------------------------------------------------------
                                                    DEC. 28, 2001   DEC. 29, 2000    DEC. 31, 1999    DEC. 25, 1998   DEC. 26, 1997
-----------------------------------------------------------------------------------------------------------------------------------
Earnings:

               Earnings Before Income Taxes            $  448          $  277          $  104           $  744           $1,159
               Interest Expense                        $  518          $  550          $  528           $  513           $  458
               Amortization of debt discount           $    -          $    1          $    -           $    1           $    4
               Interest Portion of Fixed Rent          $   88          $  109          $  151           $  183           $  196
               Undistributed earnings of
               unconsolidated subsidiaries             $   (2)         $  (18)         $  (58)          $ (238)          $ (150)
                                                       ------          ------          ------           ------           ------
               Earnings, as Adjusted                   $1,052          $  919          $  725           $1,203           $1,667
                                                       ------          ------          ------           ------           ------

Fixed Charges:
               Interest Expense                        $  518          $  550          $  528           $  513           $  458
               Capitalized Interest                    $    7          $    6          $    8           $    9           $    3
               Amortization of Debt Discount           $    -          $    1          $    -           $    1           $    4
               Interest Portion of Fixed Rent          $   88          $  109          $  151           $  183           $  196
                                                       ------          ------          ------           ------           ------
               Fixed Charges                           $  613          $  666          $  687           $  706           $  661
                                                       ------          ------          ------           ------           ------

                                                       --------------------------------------------------------------------------
               Ratio of Earnings to Fixed Charges         1.7 x           1.4 x           1.1 x            1.7 x            2.5 x
                                                       --------------------------------------------------------------------------